EXHIBIT 5.1

MUNGER TOLLES & OLSON LLP

355 S. Grand Avenue, Suite 3500

Los Angeles, California 90071

February 11, 2010

Berkshire Hathaway Inc.

3555 Farnam Street

Omaha, Nebraska 68131

Re:	Registration Statement No. 333-164611; (i) $600,000,000 aggregate principal amount of 1.400% Senior Notes due 2012, (ii) $1,400,000,000 aggregate principal amount of 2.125% Senior Notes due 2013, (iii) $1,700,000,000 aggregate principal amount of 3.200% Senior Notes due 2015, (iv) $2,000,000,000 aggregate principal amount of Floating Rate Senior Notes due 2011, (v) $1,100,000,000 aggregate principal amount of Floating Rate Senior Notes due 2012 and (vi) $1,200,000,000 aggregate principal amount of Floating Rate Senior Notes due 2013

Ladies and Gentlemen:

We have acted as special counsel to Berkshire Hathaway Inc., a Delaware corporation (the “Company”), in connection with the issuance of (i) $600,000,000 aggregate principal amount of 1.400% Senior Notes due 2012, (ii) $1,400,000,000 aggregate principal amount of 2.125% Senior Notes due 2013, (iii) $1,700,000,000 aggregate principal amount of 3.200% Senior Notes due 2015, (iv) $2,000,000,000 aggregate principal amount of Floating Rate Senior Notes due 2011, (v) $1,100,000,000 aggregate principal amount of Floating Rate Senior Notes due 2012 and (vi) $1,200,000,000 aggregate principal amount of Floating Rate Senior Notes due 2013 (collectively, the

Berkshire Hathaway Inc.

February 11, 2010

“Notes”), under an Indenture, dated as of February 1, 2010 (the “Indenture”), among the Company, Berkshire Hathaway Finance Corporation and The Bank of New York Mellon Trust Company, N.A., as trustee, and an officers’ certificate, dated February 11, 2010, setting forth the terms of the Notes (the “Officers’ Certificate”), and pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on February 1, 2010 (Registration No. 333-164611) (the “Registration Statement”), a base prospectus dated February 1, 2010, included in the Registration Statement at the time it originally became effective (the “Base Prospectus”), a final prospectus supplement, dated February 4, 2010, filed with the Commission pursuant to Rule 424(b) under the Act on February 8, 2010 (together with the Base Prospectus, the “Prospectus”) and an underwriting agreement, dated February 4, 2010, between the underwriters named therein and the Company (the “Underwriting Agreement”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issuance of the Notes.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for purposes of this opinion letter.

Our opinions expressed below are subject to the qualification that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally; (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law); (iii) public policy considerations which may limit the rights of parties to obtain certain remedies; (iv) the validity or enforceability of any provisions contained in the Indenture that purports to waive or does not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law; (v) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws; and (iv) the usury law of the State of California.

In rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; (iv) each natural person signing any document reviewed by us had the legal capacity to do so; (v) each person signing in a representative capacity any document reviewed by us had authority to sign in such capacity; (vi) the Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus; (vii) the Indenture, together with the Officers’ Certificate establishing the Notes, has been duly authorized, executed and delivered by the parties thereto; and (viii) the Underwriting Agreement has been duly authorized and validly executed and delivered by the Company and the Underwriters. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Berkshire Hathaway Inc.

February 11, 2010

Based on the foregoing, and subject to the assumptions, qualifications, exclusions and other limitations contained in this letter, we are of the opinion that when the Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and, duly delivered to the purchasers thereof against payment of the consideration therefor in accordance with the terms of the Underwriting Agreement, such Notes will be legally issued and will constitute valid and binding obligations of the Company enforceable against the Company, in accordance with their terms.

We are members of the Bar only of the State of California. This opinion letter is limited to the laws of the State of California. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction. We note that the law of the State of New York is stated to be the governing law in each of the Indenture and the Notes. We have assumed with your permission, and without verification, that the law of the State of California governs the Indenture and the Notes with respect to the legal, valid, and binding nature thereof. Furthermore, we express no opinion as to whether a court applying California choice-of-law rules would apply the law of the State of New York to the Indenture and the Notes.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Form 8-K dated February 11, 2010 and to the use of our name in the Prospectus under the caption “Legal matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Munger, Tolles & Olson LLP